Exhibit 99.2

17TH STREET ALD MANAGEMENT CORP.

UNAUDITED FINANCIAL STATEMENTS
March 31, 2014

17TH STREET ALD MANAGEMENT CORP.
Balance Sheets
March 31, 2014 and December 31, 2013
(Unaudited)

	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$425,746	$339,011
Accounts receivable, net of allowances for doubtful accounts, sales adjustments and deferred
payment plan discounts of $117,536 and $153,297	2,307,667	2,955,758
Inventory	269,480	212,789
Prepaid expenses and other current assets	119,923	73,611
Deferred tax assets	91,654	91,654
Total current assets	3,214,470	3,672,823
Accounts receivable, non-current	1,230	4,921
Property and equipment, net	10,788	11,636
Deferred tax assets, non-current	766,137	766,137
Total assets	$3,992,625	$4,455,517

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$400,347	$713,824
Accrued liabilities	213,011	281,013
Income taxes payable	6,893	9,018
Total current liabilities	620,251	1,003,855
Mandatorily redeemable preferred stock	1,234,088	1,209,891
Total liabilities	1,854,339	2,213,746

Commitments and contingencies	—	—

Stockholders’ Equity:
Common stock, Class A, $0.001 par value. 1,500,000 shares authorized; 949,373 shares
issued and outstanding	949	949
Common stock, Class B, $0.001 par value. 500,000 shares authorized; and 303,030 shares
issued and outstanding	303	303
Additional paid-in capital	791,837	791,837
Retained earnings	1,345,197	1,448,682
Total stockholders' equity	2,138,286	2,241,771
Total liabilities and equity	$3,992,625	$4,455,517

The accompanying notes are an integral part of the unaudited financial statements.

17TH STREET ALD MANAGEMENT CORP.
Statements of Operations
For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

	2014	2013

Revenues, net	$1,300,775	$2,270,482
Cost of revenues	875,636	1,147,678
Gross margin	425,139	1,122,804
Operating expenses:
Selling, general and administrative	505,185	560,794
Depreciation and amortization	2,521	2,549
Total operating expenses	507,706	563,343
Income (loss) from operations	(82,567)	559,461
Other income (expense):
Interest income, net	5,054	1,109
Total other income (expense)	5,054	1,109
Income before income taxes	(77,513)	560,570
Provision for income taxes	1,775	272,108
Net income (loss)	(79,288)	288,462
Less: Accretion of preferred stock	24,197	58,609
Net income (loss) attributable to common stockholders	$(103,485)	$229,853

The accompanying notes are an integral part of the unaudited financial statements.

17TH STREET ALD MANAGEMENT CORP
Unaudited Statements of Cash Flows
For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

	2014	2013
Cash flows from operating activities:
Net income (loss)	$(79,288)	$288,462
Adjustments to reconcile changes in net income to net cash provided by operating activities:
Depreciation and amortization	2,521	2,549
Provision for (recovery of) doubtful accounts	(17,188)	(83,223)
Changes in operating assets and liabilities:
Accounts receivable	668,970	2,240,466
Inventory	(56,691)	66,548
Prepaid expenses and other current assets	(46,312)	(66,339)
Accounts payable	(313,477)	(471,513)
Accrued liabilities and other noncurrent liabilities	(70,127)	(246,200)
Net cash provided by operating activities	88,408	1,730,750

Cash flows from investing activities:
Purchase of property and equipment	(1,673)	(3,688)
Net cash used in investing activities	(1,673)	(3,688)

Cash flows from financing activities:
Dividend and redemption payment(s) on preferred stock	—	(1,150,000)
Net cash used in financing activities	—	(1,150,000)

Net increase in cash and cash equivalents	86,735	577,062
Cash and cash equivalents at beginning of year	339,011	216,729
Cash and cash equivalents at end of year	$425,746	$793,791

Supplemental disclosure of cash flow information:
Cash paid for interest	$5	$104
Cash paid for income taxes	$4,140	$351,069

Supplemental disclosure of noncash financing activities:
Accretion of preferred stock	$24,197	$58,609

The accompanying notes are an integral part of the unaudited financial statements.

17TH STREET ALD MANAGEMENT CORP.
Unaudited Notes to Financial Statements
March 31, 2014

1.	NATURE OF OPERATIONS

17th Street ALD Management Corp., doing business as American Lighting & Distribution, Inc.; American Lighting Supply; and American Lighting Retrofit (collectively hereafter referred to as the "Company"), was incorporated in the state of Delaware on February 7, 2003. The Company retrofits and installs high-efficiency lighting fixtures and lights, lighting control devices, and other energy-saving components. The Company operates in an industry that is characterized by the reliance on utility company rebate programs. The Company's operations and nearly all of its customers are located in California.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

The Company recognizes revenue from both direct customer sales and rebates from utility companies.  Revenue is recognized once the Company has established that (i) there is evidence of an arrangement; (ii) delivery has occurred and the performance obligation is substantially complete; (iii) the fee is fixed or determinable; and (iv) collection is probable, which typically occurs at the completion of each energy-efficient lighting retrofit. The Company also recognizes revenues on rebates from utilities upon completion of each energy-efficient lighting retrofit. Certain utility rebate revenue is subject to refund rights in case specified energy savings are not met. The Company assesses each retrofit subject to refund rights to determine if the projected energy savings are likely to be met. As of March 31, 2014 and December 31, 2013, there were no retrofit jobs subject to this refund right which were not expected to meet the specified energy savings.

The utilities providing the retrofit rebate, at their discretion, can audit the Company's customer installations prior to payment. These audits often result in "sales adjustments" to the rebate, which are netted against revenues. In 2014 and 2013, a reserve for sales adjustments was recorded based on current year sales and historical adjustment amounts and are reflected in accounts receivable and revenue.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds, the fair value of which approximates cost. The Company maintains its cash balances with a high-credit-quality financial institution. At times, such cash may be in excess of the Federal Deposit Insurance Corporation-insured limit of $250,000. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any significant credit risk on its cash and cash equivalents.

Accounts receivable

Accounts receivable balances consist of amounts due from customers and are recorded net of allowances for doubtful accounts, a reserve for sales adjustments and deferred payment plan discounts.

For amounts due from direct customers, the Company has a non-interest-bearing payment plan for accounts receivable under which customers make installment payments of equal amounts over predetermined terms, usually a two-year period. In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 310, Receivables, the Company estimates the present value of the payment plan for accounts receivable using imputed interest at the Company's borrowing rate at the end of the year (6.25% as of March 31, 2014 and December 31, 2013).

The Company's long-term receivables are considered financing receivables. The credit quality of these customers is evaluated on an ongoing basis and the allowance for doubtful accounts is adjusted for any changes in assessed risk. During the three months ended March 31, 2014 and 2013, the Company recorded decreases of $17,188 and $83,223, respectively, in the provision and recorded $0 and $0 in write-offs, respectively.

The difference between the present value and face value is recorded as unamortized discounts, which will be amortized over the term of the payment plan. The allowance for discounts on deferred payment plan accounts receivable was $8,631 and $12,016 as of March 31, 2014 and December 31, 2013, respectively. The Company recorded $1,677 and $1,213 of interest income from deferred payment plan accounts receivable during the three months ended March 31, 2014 and 2013, respectively.

For rebate receivables from utilities, the Company typically is entitled to receive a portion of such amounts upon completion of the project, and the remainder after specified conditions are proven to have been met.

Customer concentrations

For the three months ended March 31, 2014 and 2013, the Company had one customer that accounted for 25.1% of revenues and 19.6% of accounts receivable; and 56% of revenues and 79% of accounts receivable, respectively.

Inventory

Inventory consists of finished goods and is stated at the lower of cost or market value. Cost is determined on a first-in, first-out ("FIFO") basis. Inventory is reviewed periodically for slow-moving and obsolete items. The Company believes that no reserve for obsolete inventory is necessary as of March 31, 2014 and December 31, 2014.

Property and equipment and leasehold improvements

Property and equipment are stated at historical cost less accumulated depreciation. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Maintenance and minor replacements are charged to expense as incurred. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Equipment and computer hardware and software	3 years
Furniture and fixtures	5 years
Vehicles	5 years
Leasehold improvements	Lesser of economic life or lease term

Impairment of long-lived assets

In accordance with ASC 360, Property, Plant, and Equipment, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to the undiscounted cash flows associated with the use of the asset. The Company has not recognized any impairment losses through March 31, 2014.

Income taxes

The Company accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years by the differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

The Company applies the provisions of ASC 740, Income Taxes, relating to accounting for uncertain tax positions. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. No liability for unrecognized tax benefits was recorded as of March 31, 2014 and December 31, 2013. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Fair value measurements

The carrying amounts reported in the balance sheets for accounts receivable and payables are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3: inputs to the valuation methodology are unobservable and significant to the fair value

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Recent accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2014 and December 31, 2013 consists of:

	March 31, 2014	December 31, 2013

Equipment and computer hardware and software	$88,984	$87,996
Furniture and fixtures	25,780	25,780
Leasehold improvements	47,370	46,685
Total property and equipment, gross	162,134	160,461
Less: Accumulated depreciation	(151,346)	(148,825)
Total property and equipment, net	$10,788	$11,636

Depreciation expense was $2,521 and $2,549 for the three months ended March 31, 2014 and 2013, respectively.

4.	LINE OF CREDIT

As of March 31, 2014 and December 31, 2013, the Company had a $400,000 revolving line of credit agreement with a local bank. The line of credit is collateralized by substantially all the assets of the Company. Interest on the outstanding borrowing is at the bank's reference rate of prime plus 3.00 percent (6.25% at March 31, 2014 and December 31, 2013) and is computed upon a 360-day year for actual time elapsed. The line of credit expires on December 1, 2014. As of March 31, 2014 and December 31, 2013, the Company had no outstanding borrowings on the line of credit.

The line of credit is subject to certain restrictive covenants. As of March 31, 2014 and December 31, 2013, the Company was in compliance with all of its covenants.

5.	INCOME TAXES

The Company recognized current income tax expense of $1,775 and $272,108 for the three month periods ended March 31, 2014 and 2013, respectively.

The tax expense differs from the expense that would result from applying statutory rates to income before income taxes due to state taxes and non-tax-deductible expenses. Significant components of the Company's deferred tax assets include temporary differences in intangible asset basis, bad-debt allowance, and accrued vacation. The Company has State net operating losses which will begin to expire in 2022. The Company does not have any deferred tax liabilities.

The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions. The Company is no longer subject to examination by United States federal, state, or local tax authorities for years before 2009. The Company does not have any uncertain tax positions. As of March 31, 2014 and December 31, 2013, there were no accrued interest or penalties recorded in the financial statements.

6.	MANDATORILY REDEEMABLE NON-CONVERTIBLE CUMMULATIVE PREFERRED STOCK

In connection with the April 17, 2003 acquisition of American Lighting & Distribution, Inc., the Company was authorized to issue 1,000,000 shares of mandatorily redeemable non-convertible cumulative preferred stock ("Preferred Stock"). During 2003, the Company issued 410,000 shares of Preferred Stock, of which 294,480 have been redeemed as of March 31, 2014 and December 31, 2013.

To following are descriptions of rights and privileges of the Preferred Stock:

Dividend provisions

Holders of Preferred Stock are entitled to receive cumulative, preferential dividends on outstanding shares at a rate of 8%, compounded on a quarterly basis until declared and paid. Such dividends are payable in preference to any dividends for common stock declared by the Board of Directors (the "Board"). When the preferred stock dividends are not declared or paid, the 8% preferential dividend is accreted and added to the value of the Preferred Stock. During the three months ended March 31, 2014 and 2013, the Company accreted and paid/declared dividends of $24,197 and $58,609; and $0 and $79,274, respectively.

Voting rights

Preferred Stock carries no voting rights, except the stockholders will have the right to vote for each share on matters of amending the Certificate of Incorporation regarding Preferred Stock rights or the issuance of additional in-parity or senior shares.

Redemption feature

The terms of the Preferred Stock require that the Company shall redeem, and the holders of the outstanding Preferred Stock shall sell to the Company, outstanding Preferred Stock for an amount per share equal to the Preferred Stock stated value plus any unpaid cumulative dividends earned. In the event that the Company has "Net Cash Flow" (an amount calculated as 56.25% of the Company's net income, after provision for income taxes at an assumed annual rate of 43.84%, plus depreciation, plus amortization, plus any negative change in working capital, less any positive change in working capital, and less capital expenditures), mandatory redemption on a pro rata basis must be made annually, within 90 days of the Company's fiscal year end (each, a "Mandatory Redemption Date"), until all of the shares of Preferred Stock issued and outstanding have been redeemed. During the three months ended March 31, 2014 and 2013, the Company redeemed shares with a total value of $0 and $1,070,726, respectively. Under the Preferred Stock terms, the redemption represents a liability of the Company. At March 31, 2014 and December 31, 2013, the Company has recorded liabilities of $1,234,088 and $1,209,891, respectively.

When redemption payments are made, the Company will not have the right to redeem or call for redemption any shares of Preferred Stock unless the cumulative dividends, whether or not declared, on all outstanding shares of Preferred Stock have been paid or contemporaneously are declared and set apart for payment for all dividend periods.

Liquidation provision

In the event of liquidation, dissolution, or winding up of the Company, including a consolidation or merger of the Company; or the sale, lease, or other disposition of all or substantially all of its assets, the holders of the Preferred Stock are entitled to receive $10.00 per share, which includes shares held as a result of any accrued, but unpaid, dividends. At March 31, 2014 and December 31, 2013, the liquidation amount of the Preferred Stock was $1,234,088 and $1,209,891, respectively. In the event funds are sufficient to make a complete distribution to all holders of Preferred Stock, the remaining assets will be distributed ratably to the holders of common stock.

The following table summarizes the 2014 activity of the mandatorily redeemable preferred stock liability:

Balance, January 1, 2014	$1,209,891
Dividend accretion	24,197
Balance, March 31, 2014	$1,234,088

7.	STOCKHOLDERS’ EQUITY

Common stock

The Company has 2,000,000 shares of common stock authorized consisting of 1,500,000 shares of Class A stock and 500,000 shares of Class B stock. Each share of common stock carries the same rights, all of which are subject to the rights of the Preferred Stock.

8.	COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its facilities under a 28-month operating lease that expires in December 2014 and that requires monthly payments ranging from $5,003 to $5,411. The Company also utilizes three storage facilities with cancelable leases that require monthly payments of $661 per month.

Rent expense associated with operating leases was $15,633 and $14,833 for the three months ended March 31, 2014 and 2013, respectively.

9

Contracts

The Company has a rebate contract with a utility company in California which contains a clause that may require the Company to repay the utility for any rebates received in which the specified energy benefit was not received for a period of up to five years. Management believes that they are able to meet the expected energy benefit, and the utility has never requested any repayment of rebates under this clause. As such, no obligation related to repayment of rebates has been recorded as of March 31, 2014 and December 31, 2013.

Employment, Non-Compete, Non-Disclosure, and Non-Solicit Agreements

The Company has employment agreements specifying terms of employment, duties, and salaries, as well as non-compete, non-disclosure, and non-solicit affirmations for a period of three years after termination of employment. The agreements include severance commitments in the event the Company terminates an employee without cause. At March 31, 2014 and December 31, 2013, the total severance commitments under the agreements aggregated to approximately $38,500 and $175,000, respectively.

Management Agreement

The Company and certain investors entered into a management agreement on April 17, 2003 whereby the Board's assistance would be rendered for a minimum fee of $150,000 per year for a period of three years, renewable annually thereafter. In August 2010, the contract was amended to revise the minimum fee to $215,000 per year. During the three months ended March 31, 2014 and 2013, the Company incurred management fees totaling $53,750 per period.

9.	RELATED PARTY TRANSACTIONS

As described in “Note 8 – Commitments and Contingencies”, the Company paid management fees to various Board members and investors under the management agreement dated April 17, 2003.

10.	SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company's financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the financial statements are available to be issued.

On April 25, 2014, the Company completed the sale of all of its common stock to ForceField Energy Inc. (“ForceField”). Consideration for the acquisition included $2.5 million in cash, $1.5 million, or 289,529 shares, in ForceField’s common stock and $1.0 million in 5% senior secured notes; or total purchase consideration of approximately $5,000,000. The shares of ForceField’s common stock issued are restricted; subject to an initial twelve month lock-up period and then released in equal monthly installments over the following six months.

The former equity holders are entitled to post- closing payments to excess working capital on the closing balance sheet of up to $1,200,000 in cash collected from accounts receivables carried on the Company’s balance sheet as of the transaction date. Additionally, the Company’s former equity holders will have the opportunity for contingent, earn-out payments of up to $2.0 million if certain revenue and EBITDA thresholds are achieved over the three-year period post-closing. The earn-out payments, if made, shall be equally allocated between cash and restricted common stock.

The Company has evaluated subsequent events through July 11, 2014, which is the date the financial statements were issued, and concluded that there were no other events or transactions that needed to be disclosed.